EMCORE Corporation

2015 Chestnut Street

Alhambra, California 91803

September 17, 2014

BC Advisors, LLC

Becker Drapkin Management, L.P.

Becker Drapkin Partners (QP), L.P.

Becker Drapkin Partners, L.P.

500 Crescent Court, Suite 230

Dallas, Texas 75201

Ladies and Gentlemen:

Reference is hereby made to that certain Agreement, dated December 4, 2013 (the “Standstill Agreement”), by and among EMCORE Corporation, a New Jersey corporation (the “Company”), Steven R. Becker, Matthew A. Drapkin, BC Advisors, LLC, a Texas limited liability company, Becker Drapkin Management, L.P., a Texas limited partnership, Becker Drapkin Partners (QP), L.P., a Texas limited partnership, and Becker Drapkin Partners, L.P., a Texas limited partnership. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Standstill Agreement.

Pursuant to this letter agreement (the “Agreement”), the Company hereby waives, as to each member of the Shareholder Group party hereto, any potential breach or violation of the terms of Section 7 of the Standstill Agreement that may be caused solely as a result of the execution or delivery by such party of, or the performance of such party’s obligations under, a voting agreement, in the form attached hereto as Exhibit A (the “Voting Agreement”), by and among certain members of the Shareholder Group and Photon Acquisition Corporation, a Delaware corporation (“Purchaser”), which is to be entered into in connection with, and as a condition to, the entry of Purchaser into the Asset Purchase Agreement (as defined in the Voting Agreement).

This Agreement shall not operate as a waiver of any terms or conditions under the Standstill Agreement except to the extent expressly set forth herein. This Agreement shall have no effect with respect to any member of the Shareholder Group that (a) does not execute this Agreement or (b) does not become a party to the Voting Agreement. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed within such state without regard to principles of conflicts of law.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

COMPANY:

EMCORE CORPORATION

By:	/s/ Alfredo Gomez
Name: Alfredo Gomez
Title: General Counsel

BECKER DRAPKIN MANAGEMENT, L.P.

By:	/s/ Steven R. Becker
Name: Steven R. Becker
Title: Managing Partner

BECKER DRAPKIN PARTNERS (QP), L.P

By:	/s/ Steven R. Becker
Name: Steven R. Becker
Title: Managing Partner

BECKER DRAPKIN PARTNERS, L.P.

By:	/s/ Steven R. Becker
Name: Steven R. Becker
Title: Managing Partner

BC ADVISORS, LLC

By:	/s/ Steven R. Becker
Name: Steven R. Becker
Title: Managing Partner

STEVEN R. BECKER

By:	/s/ Steven R. Becker
Name: Steven R. Becker

MATTHEW A. DRAPKIN

By:	/s/ Matthew A. Drapkin
Name: Matthew A. Drapkin